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MEMO

TO: Janet Holian

FROM: Robert Keane

DATE: March 11, 2010

SUBJECT: Barcelona Expatriate Agreement

I am very pleased to confirm the terms and conditions of your expatriate assignment to Vistaprint Espana, S.L. located at: Metrovacesa Park 22@, Edificio D C/ Bac de Roda 64, 08019 Barcelona Espana. Despite the formal tone of this letter, we are delighted to have you join the Barcelona team, and we look forward to your contribution.

Role and Term of Assignment:

Your role in Barcelona will be as President, Vistaprint Europe. The term of this assignment commenced on
November 23, 2009 and will be effective until November 22, 2013. As President of Vistaprint Europe, it is expected that approximately 25% of your time will be attributable to services outside of Spain on an annual basis. After 36 to 42 months of the assignment, I will need to know if you prefer to remain in Barcelona for a fifth year or prefer to return to our Lexington office--Vistaprint USA, Incorporated ("Vistaprint USA") located at 95 Hayden Avenue, Lexington, MA
02421 USA. The more advance notice you can provide of your interests (i.e., remain in Barcelona or return to
Lexington), the better prepared the company can be to assist you. Your employment will continue to be with the
Vistaprint USA and as such compensation, promotions, etc. will be determined by Vistaprint USA.

Base Salary & Target Bonus Compensation:

Your base salary & target bonus will continue to be paid to you in USD.

USD Salary    USD Target Bonus    USD Target Total Cash
                (100% Company)

$380,000          $250,000               $630,000

Benefits Package:

You will participate in an international healthcare benefits plan, currently provided by Aetna, which provides global medical and dental coverage. A Benefits Orientation will be scheduled to review the international healthcare plan of
Vistaprint N.V. and its subsidiaries (collectively, the "Company") for expatriates and their families.

As part of your benefits package your paid time off will be commensurate with the standard time off requirements in
Spain. The holiday (vacation) time off is 23 days per calendar year. Additionally, Spain has a total of 12 public holidays in 2010 that you will be expected to observe. The balance of your current time off accrual will be paid out to you upon your departure to Barcelona. However, you will have the option of carrying over a maximum of 40 of those hours with you to Barcelona.

Should your return to Lexington, the US PTO policy will apply, and your accrual rate will revert to the US rate based upon your tenure at the time of your return. In addition, any unused accrued PTO will be paid out directly to you at the time of your departure from Spain.

You will continue to be eligible to participate in the 401k plan via the US payroll. You will be eligible for all other current
US benefits, including VistaBreak.

Housing & Additional Expense Coverage:

The Company will compensate you for a maximum of 55,000 EUR per year (equivalent to approximately 4,583 EUR per month) of miscellaneous expenses associated with your assignment for housing and related costs. This includes, but is not limited to, utility payments, property maintenance fees, etc.

Fly-Back Allowance:

Vistaprint will pay for two round-trip, business class, airline tickets for you and your spouse per assignment year.

Summary of Tax Assistance Programs:

*   The Company processed for you a certificate of coverage effective for November 23, 2009. The Social
Security Administration issues Certificates of Coverage pursuant to bilateral Social Security agreements with foreign countries. They eliminate dual Social Security coverage, the situation that occurs when an employee from one country works in another country and is required--together with the employer--to pay Social Security taxes to both countries on the same earnings. For that reason Vistaprint USA has filed a Certificate of
Coverage on your behalf. Therefore, you will be subject to Social Security in only the US.

*   The Company has selected tax equalization as the tax reimbursement policy for Long-Term Assignments.
The intent of tax equalization is to ensure compliance in both the home and host countries with respect to your assignment, and to neutralize the effect of a possible windfall or financial hardship to you due to your assignment.

*   The equalization process includes performing hypothetical tax calculations, in conjunction with the Company's
Payroll Department. This will occur prior to your departure to Spain. The financial impact to you will be minimal. The Company will pay the hypothetical tax calculations on your behalf.

*   It is your responsibility to provide information in a timely manner, as well as communicate any family size or income changes that could affect personal income during the assignment. You will be responsible for any late filing penalties and interest.

*   Also, annual tax preparation of your US and foreign returns will be provided to you for the term of the
assignment.   This will include reimbursement for reasonable and customary tax preparation fees that you incur from having your taxes prepared by a tax advisor of your choice for home country returns, except that your advisor's fees paid by Vistaprint will not exceed the fees that Vistaprint has agreed to pay its global tax advisor for similar services. Vistaprint's tax advisor will prepare your European returns.

*   You may also receive some post-assignment tax assistance, depending on the number of days worked in Spain during the previous tax year. This determination will be made by the Company and our tax vendor.

*   Our tax vendor will meet with you, prior to your departure, to formally discuss the Company's tax assistance policy and the services provided to all expatriates. This meeting will be referred to as your tax assistance orientation.

*   All tax benefits for expatriates are subject to Vistaprint's Tax Equalization Policy, which is attached as
Exhibit A.

Repatriation:

Your remuneration package only applies to your expatriation assignment.

At the conclusion of your international assignment, we will jointly evaluate whether you will return to the US or extend your assignment in Barcelona. If we mutually agree to return you to the US, regardless of opportunity to continue in a similar role, the Company will pay the appropriate expenses for your return.

General:

You understand and concur with the terms and conditions specified in this Expatriate Agreement. Reimbursements will be contingent upon and subject to your providing the Company with appropriate documentation regarding the expenses herein. All expenses must be submitted within 30 days after the expenses are paid and incurred.

You agree to reimburse Vistaprint on a pro-rata basis for the relocation expenses provided herein if you voluntarily terminate employment or request transition to an alternate Vistaprint geographic location within 12 months from the date of relocation. The "pro-rata" portion of the expenses will be determined by your length of service from the effective date of your transfer to Barcelona.

You further understand the employment relationship can be terminated at will, with or without cause, at any time by the
Company or you.

Signature   /s/Janet Holian         Date March 11, 2010
               Janet Holian

Vistaprint USA, Incorporated

By: /s/Michael Giannetto

Name: Michael Giannetto

Title: Chief Financial Officer

cc:         Emma Barnes Brown, CTO
              Ara Deirmendjian, Sr. Director, Executive Compensation
              Ai-Li Lim, Sr. Director, HR Partnerships
              Emma Winterson Hayward, Sr. Director, HR

95 Hayden Avenue Lexington MA 02421
T +1 781 652 6300   F +1 781 652 6100 www.vistaprint.com

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EXHIBIT A

Tax Equalization Policy for Expatriate Assignments

____________________________________________________________________________________

This policy applies to Vistaprint employees worldwide who are transferred from their base country to work for
Vistaprint as an "expatriate" in a country different from their base country. "Base country" refers to the most recent country in which the employee works at Vistaprint as a "local" or "localized" employee.(1) This policy does not apply to employees who localize as part of job transfers from one country to another. To avoid misunderstandings, 100% of international transfers should include a written and countersigned agreement specifying if the assignment is an expatriate or a localized assignment.

The financial investment on the part of Vistaprint to pay the costs of expatriate assignments is significant.
Typically the cost can be two to three times one's base salary. In most cases, prior planning will reduce these costs. Given that investment, an expatriate's tax cost may be much higher during an expatriate assignment.
As a result, Vistaprint has agreed, through this document (with certain limitations), to target your personal tax cost to what you would have paid had you not taken the expatriate assignment. This is referred to as a "Stay-
At-Home" (SAH) or hypothetical tax liability and as such, you will not be responsible for the tax on your assignment allowances and you will not have to bear the cost of any increased tax burden as a result of working overseas.

The objective behind tax equalization is that the employee will have the same tax position as if they had stayed at home and will neither benefit from nor be encumbered with taxes. This will enable the employee to focus on the needs of Vistaprint and to be able to perform in their job without the worry of additional tax burden. In return, it is expected the employee will work in a partnership with Vistaprint to help reduce the actual base country and foreign tax cost within legal limits and will be compliant for all tax filings as appropriate in each jurisdiction.
This section outlines the Tax Equalization Policy ("Policy"), as well as the procedures and ways in which an employee may help minimize the overall tax costs.

Depending on the tax jurisdictions in question, without tax equalization, Vistaprint employees could find that actual taxes were much larger due to the fact that they were subject to both home and host country income tax.
All of these factors could greatly impact your cash flow and purchasing power while on international assignment.

Objective
The objective of this Policy is to provide a framework whereby employees may be transferred to expatriate locations while incurring an individual tax burden similar to what they would have paid had they continued
working for Vistaprint in their base country (Stay-At-Home or Hypothetical Tax).

*   Actual Taxes - In order ensure that personal tax responsibility is not lower or higher as a result of your assignment; Vistaprint will pay all of an expatriate employee's actual base country and host country income and social taxes related to their expatriate assignment. In exchange, they will be required to contribute a hypothetical tax amount.

*   Hypothetical Taxes - Expatriate employees will be responsible for paying the hypothetical tax ("hypo tax") each pay period, similar to employees who are paying actual taxes, through payroll withholding. The amount of hypo tax paid through regular pay period compensation is called the estimated hypo tax.

The estimated hypo tax will include appropriate federal, state, and local hypothetical obligations based on the expatriate's base country. In some cases, a hypothetical social tax will also be deducted rather than having the employee fund actual social security taxes. For employees with the US as their base country, federal itemized deductions will be equal to actual itemized deductions claimed on the return which were not reimbursed by
Vistaprint plus the state and local hypothetical tax.

Since the estimated hypo tax is only an estimate, after all tax returns have been filed, a final hypo tax calculation will be prepared to compute the final stay-at-home tax responsibility. The final hypo tax will be calculated through a Tax Equalization Settlement Calculation. Should there be a balance due on the tax equalization settlement, the expatriate employee will be responsible to pay Vistaprint for any additional amounts owed within forty five days of the receipt of the Tax Equalization Settlement. If there is a refund of the estimated hypo tax to be returned to the employee, who will need to confirm their agreement with the calculation and forward to the appropriate Vistaprint contact for processing.

Proceeds from the sale of stock options and the vesting of restricted stock units that occur during the assignment period may be subject to both base country and host country taxation. Vistaprint will tax equalize stock based compensation by withholding base country taxes based on the hypothetical tax rate and remit to the proper base country agencies. Vistaprint will pay on the expatriate's behalf all actual host country taxes and will remit on the expatriate's behalf any withholding as applicable to the foreign tax agencies. Each country calculates taxes for stock options and restricted stock units differently based on grant, exercise, and vest dates. The expatriate should be aware that the total tax liability related to these investments may exceed the amount that would have been due if the expatriate had lived and worked in his/her base country. The increased tax will be the responsibility of Vistaprint as the expatriate will be responsible for income tax as if they had stayed at home. The exercise of stock options in future years after the conclusion of an international assignment may pull the individual expatriate back into the tax program which would include return preparation assistance (as discussed below). The purposes of this continued assistance is to ensure that the expatriate is appropriately reimbursed for any excess tax cost.

In cases where tax treaties exist between the base country and the host country, base country tax calculated on foreign income earned by expatriates often may be reduced through a foreign tax credit. If the expatriate has unused foreign tax credits as a result of foreign tax paid by Vistaprint, any refund generated from such credits in future years must be returned to Vistaprint.

Tax Return Preparation Assistance
The expatriate is responsible for filing host and base country tax returns. Vistaprint requires, at Vistaprint's cost, that each expatriate meet with a representative of a third party expatriate tax service provider prior to the beginning of the assignment in the base country and at the start of the assignment in the host country to establish the most tax-effective approach to managing and reporting income tax liability during the assignment and to complete any necessary tax paperwork. As part of the Tax Return Preparation Assistance, Vistaprint will coordinate the preparation and filing of the expatriate's home and host country tax returns through a third party service. Vistaprint will pay the cost of tax preparation fees. Please note in most situations you will need to complete your host country tax return prior to preparing your base country tax returns. Each expatriate should also keep an accurate and well documented count of how many days of travel and work in the host country versus the base country during the assignment period. This information is essential for tax reporting services.

(1) As an illustrative example: In the absence of an explicit written expatriate agreement, a German national recruited to work at Vistaprint in Barcelona, Winterthur or Lexington, even if she moved from another country to join
Vistaprint, would respectively have Spain, Switzerland or the US as her "base country".